EXHIBIT 99.1

Remark Holdings Reports Second Quarter 2018 Results
Growth Outlook Remains Strong Supported by Breadth of AI Agreements
Deployment of KanKan Retail and Workplace & Public Safety Products Proceeding on Plan
Vegas.com Q2 Show Ticket Volume and Traffic Conversion increased 10% and 23%

LAS VEGAS, NV - August 14, 2018 - Remark Holdings, Inc. (NASDAQ: MARK), a diversified global technology company with leading artificial intelligence (AI) solutions and digital media properties, including Vegas.com, reported its financial results for the second quarter ended June 30, 2018.

Management Commentary
“We continue to make solid progress in signing new AI agreements, and in working with our clients to begin deploying our AI technology across multiple sectors in China and Southeast Asia, while driving revenue growth at our largest digital media property, Vegas.com,” said Kai-Shing Tao, Chairman and Chief Executive Officer of Remark Holdings. “Given the size and breadth of the AI contracts we’ve secured and our deployment efforts underway, we remain well positioned to accelerate our revenue growth in the months ahead. Our unique market position is supported by our ability to leverage our advanced AI technologies to deliver accessible and practical solutions across the financial, workplace and public safety sectors. Defined by rapid deployment, low maintenance costs and highly-accurate and actionable results, our platform applies the power of AI to deliver simple solutions to complex problems.”

KanKan Artificial Intelligence Platform Recent Operational Highlights

•
Continued to work closely with a diverse group of clients to begin deployment of KanKan’s facial recognition and behavior analysis technologies in multiple venues and added new clients, including C.P. Lotus Corporation

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Commenced the roll-out of KanKan Smart Eyes for Retail, the Company’s first SaaS-based AI retail product. Through local partners, KanKan has secured agreements for the product in more than 10,000 stores in Shanghai, China. Designed for small and medium-sized retail environments, the solution applies advanced computer-vision and data-analysis technologies to provide store operators with powerful insights, enabling them to make quicker decisions that better serve their customers, supporting more informed sales opportunities.

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KanKan’s AI Platform was ranked among the top-ten in a global study of facial recognition technology providers conducted by MegaFace, based on the accuracy of KanKan’s algorithm in accurately identifying faces. The results can be accessed at: http://megaface.cs.washington.edu/results/facescrub.html

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KanKan’s cognitive computing technology has been utilized to deliver a new search platform for Shanghai Education Resource Center. The multi-media search platform employs KanKan’s AI technology to accurately search for and retrieve structured information from a vast universe of unstructured sources, spanning digital libraries, video-on-demand, live broadcast, digital TV, video surveillance and Internet advertising. The search platform represents an innovative solution for the education industry, fulfilling a need for faster, more convenient and more accurate access to vast data sources.

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KanKan was chosen by Allinone (AIO), a leading big data marketing and consulting company serving China's film market, to support the industry's first and only full-process system covering data analysis, forecasting and consulting on film performance from pre-release to post-release across China's entertainment market. The Company has partnered with AIO to utilize its KanKan AI technology to support the design and build-out of the data processing and analytics system. As part of the partnership, Remark has also invested $1 million USD (6.6 million RMB) in the venture and is providing its technology services.

Travel & Entertainment Segment Three-Month Operational Highlights
Show ticket volume and conversion of traffic increased 10% and 23%, respectively, during the second quarter of 2018 compared to the same period of 2017.

Three Months Ended June 30: 2018 compared to 2017

•
Revenue increased approximately 20% to $20.7 million, compared to $17.3 million. The increase was primarily due to an increase in the KanKan business and an increase in show ticket revenue in the Travel & Entertainment segment.

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Total cost and expense was $27.8 million, compared to $21.9 million. The increase was primarily due to an increase in cost of revenue and payroll costs for the KanKan business and an increase in paid search costs for the Travel & Entertainment segment.

•	Operating loss was $(7.0) million, compared to $(4.7) million due to the increase in total cost and expense.

•	Adjusted EBITDA was $(3.3) million, compared to $(1.5) million.

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Net income was $3.4 million, or $0.10 per diluted share, compared to a net loss of $(4.3) million or $(0.19) per diluted share. Net income for the second quarters of 2018 and 2017 included non-cash gains of $10.1 million and $1.8 million, respectively, related to a change in the fair value of the Company’s warrant liability, which occurred due to the decrease in the Company’s stock price during the periods.

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At June 30, 2018, the cash and cash equivalents balance was $7.0 million, and total restricted cash was $11.7 million, bringing the total combined cash position to $18.7 million, compared to a total combined cash position of $34.3 million at December 31, 2017. Cash decreased primarily due to an increase in total expense as we grew our operations in China and engaged in multiple proof-of-concept projects, the timing of payments related to elements of working capital, and paying security deposits related to our Travel & Entertainment business.

2018 Financial Outlook
The Company provided guidance regarding certain revenue and Adjusted EBITDA expectations. For the year ending December 31, 2018, management is fine tuning its outlook to reflect the impact of the lending industry regulatory audit on its revenue for its FinTech business. The Company now expects consolidated revenue of approximately $100 million in 2018.

Overall, the Company is pleased with the progress it’s making in deploying its KanKan Artificial Intelligence Platform. After taking into account the impact of the lending industry regulatory audit, management now expects KanKan to generate approximately $25-to-$30 million in gross revenue in 2018. The Company’s forecast is directly supported by the agreements it has signed in the retail and workplace & public safety sectors and the actual deployment steps it’s currently taking in conjunction with its clients.

The Company is monitoring the China lending industry to determine any potential impact on its 2018 revenue forecast. The Company is working directly with its large banking clients to adjust and scale its proven AI solution, as well as launch a third product covering loans for parking spots. As the Company’s AI contracts move to the deployment stage, the Company will begin to record revenue from both upfront fees and ongoing licensing fees, with each contract having differing fee arrangements based on the product deployed.

Remark’s Board of Directors continues to look for a new Chief Financial Officer (CFO). While the search for a permanent candidate continues, Alison Davidson, Vice President of Finance, has been appointed to serve as Interim CFO.

Conference Call Information
Mr. Tao will hold a conference call today August 14, 2018 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss these financial results. A question and answer session will follow management’s presentation.

Toll-Free Number: 888-599-8686

International Number: 323-994-2093
Conference ID: 2295678

Please call the conference telephone number 10 minutes prior to the start time. An operator will register your name and organization.

The conference call will be broadcast simultaneously and available for replay via the investor section of the Company's website here.

A replay of the call will be available after 7:30 p.m. Eastern time on the same day through August 18, 2018.

Toll-Free Replay Number: 844-512-2921
International Replay Number: 412-317-6671
Replay ID: 2295678

About Remark Holdings, Inc.
Remark Holdings, Inc. (NASDAQ: MARK) delivers an integrated suite of AI solutions that enable businesses and organizations to solve problems, reduce risk and deliver positive outcomes. The company’s easy-to-install AI products are being rolled out in a wide range of applications within the retail, financial, public safety and workplace arenas. The company also owns and operates digital media properties that deliver relevant, dynamic content and ecommerce solutions. The company is headquartered in Las Vegas, Nevada, with additional operations in Los Angeles, California and in Beijing, Shanghai, Chengdu and Hangzhou, China. For more information, please visit the company's website at www.remarkholdings.com.

Forward-Looking Statements
This press release may contain forward-looking statements, including information relating to future events, future financial performance, strategies, expectations, competitive environment and regulation. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, as well as statements in future tense, identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, including those discussed in Part I, Item 1A. Risk Factors in Remark Holdings’ Annual Report on Form 10-K and Remark Holdings’ other filings with the SEC. Any forward-looking statements reflect Remark Holdings’ current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given such uncertainties, you should not place undue reliance on any forward-looking statements, which represent Remark Holdings’ estimates and assumptions only as of the date hereof. Except as required by law, Remark Holdings undertakes no obligation to update or revise publicly any forward-looking statements after the date hereof, whether as a result of new information, future events or otherwise.

Company Contact:
Alison Davidson
Remark Holdings, Inc.
stao@remarkholdings.com
702-701-9514

Investor Relations Contact:
Colton Krueger
The Plunkett Group, Inc.
Colton@ThePlunkettGroup.com
210-602-4078

[Tables to follow]

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(dollars in thousands, except per share amounts)

	June 30, 2018	December 31, 2017
	(unaudited)
Assets
Cash and cash equivalents	$7,008	$22,632
Restricted cash	9,406	11,670
Trade accounts receivable, net	6,559	3,673
Prepaid expense and other current assets	7,330	5,518
Notes receivable, current	100	290
Total current assets	30,403	43,783
Restricted cash	2,250	—
Notes receivable	—	100
Property and equipment, net	12,740	13,387
Investment in unconsolidated affiliates	2,030	1,030
Intangibles, net	21,237	23,946
Goodwill	20,099	20,099
Other long-term assets	1,195	1,192
Total assets	$89,954	$103,537

Liabilities and Stockholders’ Equity
Accounts payable	$23,433	$17,857
Accrued expense and other current liabilities	14,688	18,795
Deferred merchant booking	8,989	9,027
Contract liability	4,623	3,691
Note payable	3,000	3,000
Current maturities of long-term debt, net of unamortized discount and debt issuance cost at December 31, 2017	11,500	38,085
Total current liabilities	66,233	90,455
Long-term debt, less current portion and net of unamortized discount and debt issuance cost	26,578	—
Warrant liability	10,597	89,169
Other liabilities	3,548	3,501
Total liabilities	106,956	183,125

Commitments and contingencies

Stockholders’ equity
Preferred stock, $0.001 par value; 1,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value; 100,000,000 shares authorized; 33,145,199 and 28,406,026 shares issued and outstanding; each at June 30, 2018 and December 31, 2017, respectively	33	28
Additional paid-in-capital	293,164	220,117
Accumulated other comprehensive income	130	115
Accumulated deficit	(310,329)	(299,848)
Total stockholders’ equity (deficit)	(17,002)	(79,588)
Total liabilities and stockholders’ equity	$89,954	$103,537

REMARK HOLDINGS, INC. AND SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations
(dollars in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Revenue	20,713	17,256	37,437	32,555

Cost and expense
Cost of revenue (excluding depreciation and amortization)	6,132	3,965	10,164	6,629
Sales and marketing	6,776	5,774	13,671	11,649
Technology and development	843	884	1,745	1,792
General and administrative	11,180	8,359	34,497	16,685
Depreciation and amortization	2,746	2,894	5,464	5,755
Other operating expense	81	57	147	102
Total cost and expense	27,758	21,933	65,688	42,612

Operating loss	(7,045)	(4,677)	(28,251)	(10,057)
Other income (expense)
Interest expense	(1,255)	(1,181)	(2,661)	(2,199)
Other income, net	44	1	55	20
Change in fair value of warrant liability	10,055	1,760	18,665	8,329
Other gain (loss)	554	(21)	523	(52)
Total other income, net	9,398	559	16,582	6,098

Income (loss) before income taxes	2,353	(4,118)	(11,669)	(3,959)
Benefit from (provision for) income taxes	1,026	(190)	995	(374)
Net income (loss)	3,379	(4,308)	(10,674)	(4,333)
Other comprehensive income (loss)
Foreign currency translation adjustments	(183)	(4)	15	(28)
Comprehensive income (loss)	3,196	(4,312)	(10,659)	(4,361)

Weighted-average shares outstanding, basic and diluted	32,933	22,637	32,666	22,553
Net loss per share, basic and diluted	0.10	(0.19)	(0.33)	(0.19)